Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-239607) of Morphic Holding, Inc.,

(2)	Registration Statement (Form S-8 No. 333-236727) pertaining to the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of Morphic Holding, Inc., and

(3)	Registration Statement (Form S-8 No. 333-232372) pertaining to the 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan and the 2018 Stock Incentive Plan of Morphic Holding, Inc.;

of our report dated March 1, 2021, with respect to the consolidated financial statements of Morphic Holding, Inc. included in this Annual Report (Form 10-K) of Morphic Holding, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 1, 2021